EXHIBIT 10.2

HOOKER FURNITURE CORPORATION

Performance Grant

Name of Grantee: [_____________]
Date of Grant: [_____________]
Performance Period:  January 30, 2012 to January 25, 2015

1.
Performance Grant.  Hooker Furniture Corporation (the “Company”) hereby grants to you a Performance Grant based on the terms of this Grant Agreement.  The Performance Grant entitles you to payment of a designated amount if and to the extent certain Performance Goals are achieved for the Performance Period.  The Performance Grant is subject to terms and conditions set forth herein, including the terms set forth in the 2010 Amendment and Restatement of the Hooker Furniture Corporation Stock Incentive Plan (the “Plan”).  By signing below, you acknowledge that you agree to be bound by all the terms and conditions hereof and of the Plan with respect to this Performance Grant.  In the event of any conflict between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan shall control.  Capitalized terms not defined in this Grant Agreement shall have the meanings set forth in the Plan.

2.
Performance Goals and Payout Amount.  The Company must achieve certain Performance Goals relating to growth in earnings per share during the Performance Period (as specified in Appendix A) and, except as provided in Section 4 or 5 below, you must remain in continuous employment with the Company or a Related Company to the last day of the Performance Period (the “Performance Period End Date”) in order for any amount to be payable to you under this Performance Grant.  Except as otherwise provided in Section 4, no amount shall be payable to you unless a threshold level of performance with respect to the Performance Goals is met for the Performance Period, as described in Appendix A.  The amount, if any, payable to you under this Performance Grant shall be referred to as the “Payout Amount.”

3.	Time and Form of Payment.

(a)
Except as otherwise provided in Section 4 below, the Payout Amount will be paid in a single lump sum within ninety (90) days following the Performance Period End Date.  Payment shall be made in shares of Company Stock.  The number of shares of Company Stock payable shall be determined based on the Fair Market Value of Company Stock on the date on which the Payout Amount is paid and any factional shares of Company Stock shall be paid in cash.  Notwithstanding the forgoing, the Committee may, in its discretion, provide for payment of the Payout Amount in cash or in any combination of cash and Company Stock.

(b)
Before the Payout Amount may be paid, the Compensation Committee must certify in writing after the close of the Performance Period that the Performance Goal has been met and the level that was attained, and any other material terms of the Grant Agreement have been satisfied.  The Payout Amount shall be reduced to the extent necessary to comply with any limit imposed under the terms of the Plan, as determined by the Compensation Committee.

4.
Change of Control.  Notwithstanding Section 3 to the contrary, if a Change of Control occurs during the Performance Period and you have been continuously employed with the Company or a Related Company from the Date of Grant through the date of the Change of Control, you shall receive a Payout Amount equal to the amount that would have been payable if you had remained in employment to the Performance Period End Date and (i) Target Level EPS Growth and (ii) Target Level Relative GPS Growth (as defined in Appendix A) each had been attained for the  Performance Period.  The Payout Amount shall be paid in the manner described in Section 3, except that payment shall be made simultaneous with the occurrence of the Change of Control.

5.
Death, Disability or Retirement.  Notwithstanding Section 3 to the contrary, if your employment with the Company and its Related Companies terminates on account of your death, Disability or Retirement, you shall be deemed to have continued in employment with the Company and its Related Companies to the Performance Period End Date and your Payout Amount (if any) shall be equal to the product of (a) and (b), where:

(a)	is the Payout Amount determined in accordance with the Appendix A of this Grant Agreement, and

(b)
is a fraction, the numerator of which is the number of completed calendar months from the first day of the Performance Period to the date of your death, Disability or Retirement (as applicable), and the denominator of which is 36.

6.
No Rights as a Shareholder.  This Performance Grant shall not convey to you or any other person any rights as an owner of Company Stock, including (without limitation) any voting rights, dividend rights or any rights to receive any year-end or other reports from the Company.

7.
Nontransferability.  All rights associated with this Performance Grant shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

8.
Withholding of Taxes.  To the extent that the receipt, payment or any other event with respect to this Performance Grant results in the receipt of compensation by you with respect to which the Company has a tax withholding obligation pursuant to applicable law, the Company will withhold from any payment to you (in cash or Company Stock) an amount equal to the Applicable Withholding Taxes, unless you make arrangements satisfactory to the Company regarding the payment by you to the Company of the Applicable Withholding Taxes.  No payment with respect to this Performance Grant shall be made until the Applicable Withholding Taxes have been satisfied in full.

9.
Beneficiary.  By written instrument signed and delivered to the Company, you may designate a beneficiary to receive any payments that are to be paid under this Performance Grant after your death.  If you make no valid designation or if the designated beneficiary or beneficiaries fail to survive you or otherwise fail to receive the payments, your beneficiary will be the personal representative of your estate.

10.	Binding Effect. This Grant Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

11.
Entire Agreement.  This Grant Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Performance Grant described herein.

12.
Modifications.  Except as otherwise provided in the Plan, any modification of this Grant Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

13.
No Right to Continued Service.  This Grant Agreement does not confer upon you any right with respect to continuance of service with the Company or any Related Company, nor shall it interfere in any way with the right of the Company or a Related Company to end your service at any time and for any reason.

14.	Section 409A.

(a)
It is intended that this Grant Agreement either be exempt from or comply with the requirements of Sections 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, “Section 409A”), and this Grant Agreement shall be interpreted for all purposes in accordance with that intent.

(b)
Notwithstanding any term or provision of this Grant Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent from you, amend this Grant Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in your gross income pursuant to Section 409A of any compensation payable under this Grant Agreement. The Company shall notify you as soon as reasonably practicable of any such amendment affecting you.

(c)
In the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A, you shall be solely liable for the payment of any such taxes, penalties or interest.

(d)
If you are deemed on the date of a “separation from service” to be a “specified employee” (within the meaning of those terms under Section 409A and determined using any identification methodology and procedure selected by the Company from time to time), then with regard to any payment under this Grant Agreement that is “nonqualified deferred compensation” within the meaning of Section 409A and which is paid as a result of your separation from service, such payment or benefit shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such separation from service, and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and any remaining payments and benefits due under this Grant Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

15.	Governing Law. This Performance Grant shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles thereof.

HOOKER FURNITURE CORPORATION

By:
Name: [                                                              ]
                                                                                                Title:   [                                                              ]

GRANTEE

                                                                                                Name: [                                                              ]

APPENDIX A

Performance Goals and Payout Schedule

1.           Performance Goals.  Performance Goals for the Performance Period shall be based on the attainment of a specified level of the Company’s earnings per common share growth on an absolute and on a relative basis over the Performance Period.

2.           Payout Tables.  The Payout Amount shall be equal to the sum of (1) the earned amount determined from Table A below (based on the level of the Company’s EPS Growth for the Performance Period) and (2) the earned amount determined from Table B below (based on the level of the Company’s Relative EPS Growth for the Performance Period).

Table A – Absolute EPS Growth

Company’s EPS Growth for the Performance Period	Earned Amount
Less than 5%	$0
At least 5% but less than 10%	$[ ]
At least 10% but less than 15%	$[ ]
At least 15% but less than 20%	$[ ]
At least 20% but less than 25%	$[ ]
25% or greater	$[ ]

Table B – Relative EPS Growth

Company’s Relative EPS Growth for the Performance Period	Earned Amount
Less than the 50th percentile	$0
At least the 50th percentile but less than the 75th percentile	$[ ]
Equal to or greater than the 75th percentile	$[ ]

3.           Definitions.  Capitalized terms not otherwise defined in this Grant Agreement or the Plan shall have the following meaning:

“EPS Growth” means the rate of growth of the Company’s earnings per share, computed by (a) adding together the fully diluted aggregated earnings per share from continuing operations (“EPS”) for each fiscal year of the Company that falls within the Performance Period, (b) dividing that sum by 3, and (c) dividing that result by the Company's EPS for the first fiscal year of the Company that ends immediately before the Performance Period.  EPS shall be calculated according to Generally Accepted Accounting Principles and, with respect to the Company, by excluding the impact of any write-down of the Company’s intangible assets. The foregoing calculation shall be made with respect to each of the companies comprising the Peer Group to the extent ascertainable from their public filings.

“Peer Group” means the following companies: Summer Infant, Inc.; Chromcraft Remington, Inc.; Nautilus, Inc.; Trex Company, Inc.; Flexsteel Industries, Inc.; Steinway Musical Instruments, Inc.; Bassett Furniture Industries, Inc.; Virco Mfg. Corporation.; Kid Brands, Inc.; American Biltrite Inc.; Culp, Inc.; Stanley Furniture Company, Inc.; American Woodwork Corporation; The Dixie Group, Inc.  If any of these companies ceases to exist as an independent entity during the Performance Period, that company shall be removed from the Peer Group and not be taken in consideration in determining Relative EPA Growth.

“Relative EPS Growth” means the percentile ranking of the Company’s EPS Growth with respect to the EPS Growth of the companies comprising the Peer Group for the Performance Period. Notwithstanding anything above to the contrary, if the Company fails to achieve positive EPS Growth for the Performance Period, the earned amount (if any) for purposes of Table B shall not exceed the earned amount for Relative EPS Growth at the 50th percentile for the Performance Period.

“Target Level EPS Growth” means EPS Growth of 15% for the Performance Period.

“Target Level Relative EPS Growth” means Relative EPS Growth at the 75th percentile for the Performance Period.

4.           Miscellaneous.  This Performance Grant is subject to the provisions of the Plan, and any applicable law or Company policy (whether in effect on the Date of Grant or adopted or modified after the Date of Grant) requiring reimbursement to the Company of incentive-based compensation following an accounting restatement due to material non-compliance by the Company with any financial reporting requirement or due to other events or conditions.  The Performance Grant is intended to be “performance-based” under Section 162(m) of the Code.